Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-20476) of our report dated June 29, 2020, with respect to the financial statements and supplementary schedule of Sandy Spring Bank 401(k) Plan included in this Annual Report on Form 11-K for the year ended December 31, 2019.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

June 29, 2020